Exhibit 5.1

June 25, 2010	ATTORNEYS AT LAW 777 EAST WISCONSIN AVENUE MILWAUKEE, WI 53202-5306 414.271.2400 TEL 414.297.4900 FAX foley.com CLIENT/MATTER NUMBER 032092-0102
Ladish Co., Inc.
5481 South Packard Avenue
Cudahy, WI 53100-2244
Ladies and Gentlemen:
          We have acted as counsel for Ladish Company, Inc., a Wisconsin corporation (the “Company”), in conjunction with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”), including the prospectus constituting a part thereof (the “Prospectus”), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance and sale from time to time of up to 2,500,000 shares of the Company’s common stock, $0.01 par value (the “Common Stock”), and related Common Stock Purchase Rights (the “Rights”), in the manner set forth in the Prospectus. The terms of the Rights are set forth in that certain Rights Agreement, dated as of October 9, 2009, by and between the Company and American Stock Transfer Trust Company, LLC, as Rights Agent (the “Rights Agreement”).
          In connection with our representation, we have examined: (i) the Registration Statement, as amended, including the Prospectus; (ii) the Company’s Articles of Incorporation and By-Laws, as amended to date; (iii) the Rights Agreement; and (iv) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion. In all such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.
          Based upon and subject to the foregoing, we are of the opinion that:
          1. All requisite action necessary to make any shares of Common Stock validly issued, fully paid and nonassessable, except as otherwise provided herein, will have been taken when:
     a. The Company’s Board of Directors, or a committee thereof, duly authorized by the Board of Directors, shall have adopted appropriate resolutions to authorize the sale of the Common Stock; and
     b. Such shares of Common Stock shall have been sold for the consideration contemplated by, and otherwise in conformity with, the Registration Statement, as

BOSTON	JACKSONVILLE	MILWAUKEE	SAN DIEGO	SILICON VALLEY
BRUSSELS	LOS ANGELES	NEW YORK	SAN DIEGO/DEL MAR	TALLAHASSEE
CHICAGO	MADISON	ORLANDO	SAN FRANCISCO	TAMPA
DETROIT	MIAMI	SACRAMENTO	SHANGHAI	TOKYO
WASHINGTON, D.C.

Ladish Company, Inc.
June 25, 2010

supplemented by a Prospectus Supplement with respect to such sale, and the acts, proceedings and documents referred to above.
          2. The Rights attached to the Common Stock, when issued pursuant to the Rights Agreement, will be validly issued.
          With respect to paragraph 1 above, at one time Section 180.0622(2)(b) of the Wisconsin Business Corporation Law imposed personal liability upon shareholders for debts owing to employees of the Company for services performed, but not exceeding six months’ service in any one case. This statutory provision was repealed by 2005 Wisconsin Act 474, which provided that the repeal applies to debts incurred on or after June 14, 2006.
          We consent to the use of this opinion as an exhibit to the Registration Statement and the references to our firm therein. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,
/s/ Foley & Lardner LLP
FOLEY & LARDNER LLP